United States

Securities and Exchange Commission

Washington, D. C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 19, 2009

Kansas City Life Insurance Company

(Exact name of registrant as specified in charter)

Missouri	2-40764	44-0308260
(State of incorporation)	(Commission file number)	(IRS Employer Identification No.)

3520 Broadway
Kansas City, Missouri	64111-2565
(Address of principal executive offices)	(Zip Code)

Telephone Number: (816) 753-7000

Not Applicable

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 – Results of Operations and Financial Condition.

Included below is a release of financial information mailed to stockholders on May 19, 2009. It reflects the financial condition, in a condensed format, for Kansas City Life Insurance Company as of March 31, 2009, and was previously included in the Company’s first quarter Form 10-Q report filed on May 1, 2009.

Message from the President, CEO and Chairman of the Board

Kansas City Life Insurance Company recorded a net loss of $4.5 million or $0.40 per share in the first quarter of 2009 compared with net income of $3.6 million or $0.31 per share for the prior year. The decline in earnings in 2009 was largely due to an $8.1 million decline in investment revenues and a $3.2 million increase in policyholder benefits. Lower investment revenues resulted from the impact of the recessionary environment, including $6.1 million in net realized losses on investments from writedowns on formerly investment grade securities that had become credit impaired. The remainder of the decline in investment revenues was the result of lower yields and a lower volume of assets in the Company’s investment portfolio.

Premiums from new sales during the first quarter were $10.5 million, an increase of $1.2 million or 13% over the same period in 2008. Sales of immediate annuities were $4.4 million, an increase of $1.4 million or 47%. The increase in the sales of new immediate annuities largely reflects consumer preferences toward more secure products that pay a fixed rate of return. New individual life insurance premiums were $3.3 million, an increase of 4% compared with the prior year. This improvement was primarily generated by the steady growth in sales in the Old American Insurance Company segment, which focuses on the senior market. Renewal premiums increased $0.8 million or 2% versus the prior year.

New deposits from interest sensitive products were $20.4 million, an increase of $4.2 million or 26%. These new sales were largely driven from an increase in fixed deferred annuity sales that totaled $15.3 million, an increase of $9.8 million over the prior year. This increase also reflects the changes in consumer preferences toward the safety of fixed-rate investments.

Total insurance revenues increased 3% for the first quarter, largely due to the increase in immediate annuity premiums. Total individual life premiums were flat and total accident and health premiums increased 7% compared with the prior year, largely due to growth in renewals on group accident and health premiums. Contract charges declined 2%, primarily as a result of lower policyholder account balances.

The realized investment losses were generated by write-downs of fixed-maturity securities in four different sectors, including the financial, consumer non-cyclical, industrial, and mortgage-backed sectors. This is a reflection of the far-reaching breadth of the current economic downturn. However, despite the difficult environment, 95% of the Company’s fixed maturity securities were rated as investment grade at March 31, 2009. The Company continues to maintain a strong capital position and a well diversified, high-quality investment portfolio.

Total benefits and expenses increased 6% in the first quarter of 2009 compared with 2008. This change was primarily due to an increase in policyholder benefits of $3.2 million, an increase in operating expenses of $1.9 million and a $1.4 million increase in the amortization of deferred acquisition costs and the value of business acquired. The rise in policyholder benefits was primarily due to higher benefits in the group accident and health products, along with increased reserves from the growth in new premiums for the period. The increase in operating expenses was due to costs associated with reduced staffing to lower future operating costs. The increased amortization of deferred acquisition costs primarily reflected a reduction of variable account balances from a decline in the market value of policyholder accounts invested in external equity and fixed-income funds.

The impact of changes in Financial Accounting Standards Board (FASB) Staff Positions adopted this period was an adjustment to increase retained earnings in the amount of $8.4 million and to increase accumulated other comprehensive loss in the amount of $6.6 million. In addition, these changes had the effect of reducing net realized investment losses by $15.3 million for the period.

On April 27, 2009, the Kansas City Life Board of Directors declared a quarterly dividend of $0.27 per share that will be paid on May 13, 2009 to stockholders of record as of May 7, 2009.

The continued economic challenges are reflected in the results recorded by Kansas City Life in the first quarter of 2009. The overall conditions remain difficult for both companies and individuals alike. However, Kansas City Life is positioned to successfully weather these conditions and offer policyholders, agents and stockholders the confidence of knowing the Company is committed to maintaining its focus on making decisions to achieve long-term results, just as it has during other difficult times and economic cycles in the past.

Consolidated
Balance Sheets
(Thousands)
	March 31	December 31
	2009	2008
	(Unaudited)
Assets
Investments:
Fixed maturity securities available
for sale, at fair value	$2,341,204	$2,342,873
Equity securities available
for sale, at fair value	39,683	44,537
Mortgage loans	445,996	445,389
Short-term investments	32,253	35,138
Other investments	188,408	187,880
Total investments	3,047,544	3,055,817

Cash	7,954	9,720
Deferred acquisition costs	257,962	263,756
Value of business acquired	83,707	82,855
Other assets	303,560	296,378
Separate account assets	229,869	258,565
Total assets	$3,930,596	$3,967,091

Liabilities
Future policy benefits	$852,678	$853,456
Policyholder account balances	2,026,231	2,030,656
Other liabilities	301,695	297,307
Separate account liabilities	229,869	258,565
Total liabilities	3,410,473	3,439,984

Stockholders’ equity
Common stock	23,121	23,121
Additional paid in capital	37,548	36,281
Retained earnings	751,339	750,600
Accumulated other
comprehensive loss	(136,956)	(130,799)
Treasury stock	(154,929)	(152,096)
Total stockholders’ equity	520,123	527,107
Total liabilities and equity	$3,930,596	$3,967,091

Consolidated
Statements of Income (Unaudited)
(Thousands, except share data)
	Quarter Ended
	March 31
	2009	2008
Revenues
Insurance revenues:
Premiums	$46,540	$44,487
Contract charges	26,768	27,300
Reinsurance ceded	(12,539)	(12,660)
Total insurance revenues	60,769	59,127
Investment revenues:
Net investment income	43,139	46,463
Realized investment gains, excluding
impairment losses	1,414	120
Net impairment losses recognized in earnings:
Total other-than-temporary impairment losses	(21,406)	—
Portion of loss recognized in comprehensive loss	15,288	—
Net impairment losses recognized in earnings	(6,118)	—
Total investment revenues	38,435	46,583
Other revenues	2,431	2,609
Total revenues	101,635	108,319

Benefits and expenses
Policyholder benefits	48,687	45,486
Interest credited to policyholder
account balances	21,174	21,703
Amortization of deferred acquisition costs
and value of business acquired	12,479	11,112
Operating expenses	26,254	24,396
Total benefits and expenses	108,594	102,697

Income (loss) before income tax expense (benefit)	(6,959)	5,622

Income tax expense (benefit)	(2,411)	2,020

Net income (loss)	$(4,548)	$3,602

Other comprehensive loss, net of taxes:
Change in net unrealized gains and losses on
securities available for sale	$442	$(14,741)
Other comprehensive loss	442	(14,741)
Comprehensive loss	$(4,106)	$(11,139)

Net income (loss) per share, basic and diluted	$(0.40)	$0.31

Consolidated
Statements of Cash Flows (Unaudited)
(Thousands)
	Quarter Ended
	March 31
	2009	2008

Operating activities
Net cash provided (used)	$12,557	$(11,329)

Investing activities
Purchases of investments:
Fixed maturity securities	(68,657)	(135,732)
Equity securities	(592)	(8,204)
Mortgage loans	(12,260)	(1,650)
Real estate	(4,060)	(7,013)
Sales of investments:
Fixed maturity securities	9,039	13,451
Equity securities	1,406	1,434
Other investment assets	6,779	37,484
Maturities and principal paydowns
of investments	59,784	95,432
Net dispositions of property
and equipment	291	343
Net cash used	(8,270)	(4,455)

Financing activities
Proceeds from borrowings	—	96,500
Repayments of borrowings	(2,900)	(65,014)
Deposits on policyholder account
balances	53,947	48,662
Withdrawals from policyholder
account balances	(59,435)	(67,127)
Net transfers from separate accounts	3,920	3,441
Change in other deposits	3,093	3,130
Cash dividends to stockholders	(3,112)	(3,163)
Net acquisition of treasury stock	(1,566)	(5,974)
Net cash provided (used)	(6,053)	10,455

Decrease in cash	(1,766)	(5,329)
Cash at beginning of year	9,720	12,158

Cash at end of period	$7,954	$6,829

Notes

•

These interim financial statements are unaudited but, in management's opinion, include all adjustments necessary for a fair presentation of the results. Please refer to the Company's Form 10-Q as filed with the Securities and Exchange Commission.

•	Net income per common share was based upon the average number of shares outstanding of 11,447,494 and 11,710,608 for the quarters ended March 31, 2009 and 2008, respectively.

•	Cash dividends of $0.27 per share were paid during the quarters ended March 31, 2009 and 2008.

•	Certain immaterial amounts in prior years have been reclassified to conform with the current year presentation.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

KANSAS CITY LIFE INSURANCE COMPANY
(Registrant)

By: /s/ William A. Schalekamp
William A. Schalekamp
Director; Senior Vice President,
General Counsel and Secretary

May 18, 2009

(Date)